UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2007

MARSHALL & ILSLEY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-33488	20-8995389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 North Water Street Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414) 765-7801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

Other Events.

On November 7, 2007, Visa Inc. (“Visa”) announced that it had entered into a settlement agreement with American Express related to a pending antitrust lawsuit brought by American Express against several financial institutions.  The settlement is subject to the approval of Visa’s voting members.  While Marshall & Ilsley Corporation (the “Company”) was not a named defendant in this litigation and therefore will not be directly liable for any amount of the settlement, in accordance with Visa’s by-laws, the Company and other Visa member banks are obligated to share in certain losses in connection with the litigation.  Based on Visa’s nominal payout amount under the settlement agreement of $2.065 billion and the Company’s 0.39575% interest in Visa, the Company expects to record a pre-tax liability of approximately $8.2 million in the fourth quarter of 2007 in connection with the settlement agreement.  The Company does not expect its liability in connection with the settlement agreement to have a material effect on its consolidated financial position or results of operations.

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are predicated by words such as “expects,” “anticipates” or “believes.”  Such statements are subject to important factors that could cause the corporation’s actual results to differ materially from those anticipated by the forward-looking statements.  These factors include those referenced in Item 1A.  Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and as may be described from time to time in the corporation’s subsequent SEC filings.  Except as required by federal securities law, the Company undertakes no obligation to update these forward-looking statements or reflect events or circumstances after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2007	MARSHALL & ILSLEY CORPORATION

By: /s/ Randall J. Erickson
Randall J. Erickson Senior Vice President, Chief Administrative Officer and General Counsel